SCHEDULE 14A
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Pollution Research and Control Corp.
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
      ---------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each Series of securities to which transaction applies:

          ----------------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     5)   Total fee paid:
          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange ActRule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:

         -----------------------------------------------------------------------
(2)      Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------
(3)      Filing Party:

         -----------------------------------------------------------------------
(4)      Date Filed:

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



                      POLLUTION RESEARCH AND CONTROL CORP.

                                -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                October 15, 1998

                                -----------------

TO THE SHAREHOLDERS OF POLLUTION RESEARCH AND CONTROL CORP.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders (the "Annual Meeting") of Pollution Research and Control Corp., a California corporation (the "Company"), will be held at the Best Western Golden Key Motel, 123 West Colorado Street, Glendale, California, on Thursday, October 15, 1998, at 9:00 a.m., Pacific Daylight Time, for the following purposes:

     1. To consider and act upon a proposal to elect six (6) directors to the Company's Board of Directors to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

     2. To consider and act upon a proposal to authorize an amendment (the "Amendment") to the Company's Articles of Incorporation, as amended, to effect a recapitalization (the "Recapitalization") through a one-for-four reverse stock split (the "Reverse Stock Split") pursuant to which every four shares of common stock, no par value per share (the "Common Stock"), of the Company outstanding on May 15, 1998, were converted into one share of Common Stock. The adoption of this proposal would approve the decrease in the number of outstanding shares of Common Stock from 8,673,732 to 2,168,433 effected on May 15, 1998. To avoid the existence of fractional shares of Common Stock, shareholders who would otherwise be entitled to receive fractional shares of Common Stock shall receive cash in lieu thereof.

     3. To consider and act upon a proposal to ratify the appointment of AJ. Robbins, P.C., as the independent accountant for the Company for the fiscal year ending December 31, 1998.

     4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on August 27, 1998, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

     You are cordially invited to attend the Annual Meeting. Shareholders who do not expect to attend the Annual Meeting in person are requested to complete, date and sign the enclosed form of Proxy and return it promptly. Any shareholder giving a Proxy may revoke the same at any time prior to the voting of such Proxy by giving written notice of revocation to the Secretary of the Company, by submitting a later dated Proxy or by attending the Annual Meeting and voting in person.

                                   By Order of the Board of Directors,



                                   Barbara L. Gosselin, Secretary
Glendale, California
August 28, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                      POLLUTION RESEARCH AND CONTROL CORP.
                                506 Paula Avenue
                           Glendale, California 91201



                                 PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Pollution Research and Control Corp. (the "Company"). The enclosed Proxy is being solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of the Shareholders (the "Annual Meeting") to be held at the Best Western Golden Key Motel, 123 West Colorado Street, Glendale, California, on Thursday, October 15, 1998, at 9:00 a.m., Pacific Daylight Time, and at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy are being mailed to shareholders on or about September 14, 1998. The Company's mailing address and the location of its principal executive offices are 506 Paula
Avenue, Glendale, California 91201 (telephone: (818) 247-7601). This Proxy Statement should be read in conjunction with the Annual Report of the Company, including financial statements and management's discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 1997.

     The Proxy Committee appointed by the Board of Directors consists of Mesdames Barbara L. Gosselin and Marcia A. Smith, Secretary and Director of Administration, respectively, and directors of the Company. The Board of Directors met eight times during the fiscal year ended December 31, 1997, and each director of the Company attended at least 62.5% of the Board meetings. In addition, the Board of Directors voted by unanimous consent eight times during the fiscal year ended December 31, 1997.


                          RECORD DATE AND VOTING RIGHTS

     Only shareholders of record at the close of business on August 27, 1998, are entitled to vote at the Annual Meeting. At the close of business on August 27, 1998, there were 2,619,689 shares of common stock, no par value per share (the "Common Stock"), of the Company outstanding and entitled to vote, after giving effect to the Reverse Stock Split effective on May 15, 1998, and the conversion on July 30, 1998, of 220,000 outstanding shares of Series A convertible, voting preferred stock, $.01 par value per share (the "Series A Preferred Stock"), into shares of Common Stock on the basis of one share of Common Stock for each one share of Series A Preferred Stock outstanding on July 30, 1998. In addition to the Common Stock, the Company has 450,000 shares of Series B convertible, voting preferred stock, $.01 par value per share (the "Series B Preferred Stock"), outstanding. Each shareholder entitled to vote shall have one vote for each share of Common Stock registered in such shareholder's name on the books of the Company as of the record date. The shareholders of the Company's Series B Preferred Stock have one vote per each share (a total of 450,000 votes) to be cast as a single class, together with the votes cast by the shareholders of the Common Stock, on the proposal to elect the directors identified in the section below captioned Election of Directors
(Proposal Number 1 on the Proxy Card) and on the other proposals described in the Notice of Annual Meeting (Proposals Number 2 and 3 on the Proxy Card) to be considered and voted upon at the Annual Meeting. A complete list of the shareholders of the Company entitled to vote at the Annual Meeting will be available and open to the examination of any shareholder of the Company for any purpose germane to the Annual Meeting during ordinary business hours from and after August 27, 1998, at the office of the Company, 506 Paula Avenue, Glendale, California 91201.

     Shareholders of the Company have the right to cumulate their votes with respect to the election of directors. If cumulative voting is employed, the total number of votes which the shareholder may cast for the election of directors shall equal the number of directors to be elected multiplied by the number of shares held, and the shareholder may cast all of such votes for one candidate or may distribute the total votes among all or several candidates, as the shareholder deems appropriate. A shareholder may not cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting and unless the shareholder gives notice at the Annual Meeting prior to the voting of an intention to cumulate votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. The Board of Directors is not soliciting discretionary authority to cumulate votes for candidates for election to the Board. Under the Company's amended Articles of Incorporation, at such time, if ever, that the Company's securities are listed on the New York or American Stock Exchange or the NASDAQ National Market System, cumulative voting will be eliminated for shareholders. Further, at that time, the Board of Directors will be divided into two classes as nearly equal in number as possible and all directors will no longer be elected at each Annual Meeting.


                    SOLICITATION AND REVOCABILITY OF PROXIES

     Any form of Proxy may be revoked at any time before it is voted. A shareholder may revoke his Proxy by (a) notifying the Secretary of the Company either in writing prior to the Annual Meeting or in person at the Annual Meeting; (b) submitting a Proxy bearing a later date; or (c) voting in person at the Annual Meeting. All Proxies returned prior to the Annual Meeting will be voted in accordance with instructions contained therein. Shares of the Company's Common and Preferred Stock represented by an effective Proxy in the accompanying form will, unless contrary instructions are specified in the Proxy, be voted in favor of (i) the proposal to elect the six (6) persons nominated by the Board of Directors to be directors; (ii) the proposal to effect a recapitalization (the "Recapitalization") through a one-for-four reverse stock split (the "Reverse Stock Split"); and (iv) the proposal to ratify the appointment of AJ. Robbins, P.C., as independent accountants for the Company for the fiscal year ending December 31, 1998.

     The Company will bear the cost of the solicitation of Proxies by the Board of Directors. The Board of Directors may use the services of its executive officers and certain directors to solicit Proxies from shareholders in person and by mail, telegram and telephone. Arrangements may also be made with brokers, fiduciaries, custodians and nominees to send Proxies, Proxy Statements and other material to the beneficial owners of the Company's Common Stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

     The Bylaws of the Company require that, unless cumulative voting is invoked, a majority of the shares entitled to vote, present in person or by Proxy, shall constitute a quorum for the conduct of business at the Annual Meeting. A plurality of the votes cast at the Annual Meeting is required to elect each of the nominees for election as a director of the Company. If cumulative voting is invoked, however, the six candidates receiving the highest number of votes shall be elected.

     The enclosed form of Proxy provides a method for shareholders to withhold authority to vote for any proposal. By withholding authority, shares will not be voted either for or against a particular matter but will be counted for quorum purposes. Abstentions and broker "non-votes" are counted for purposes of determining the presence or absence of a quorum for the transaction of business and are not counted in tabulations of the votes cast on proposals presented to the shareholders for purposes of determining whether a proposal has been approved. Because the proposal relating to the Amendment (as defined below) requires the affirmative vote of a majority of the outstanding shares, broker "non-votes" and abstentions will have the effect of a vote against such proposal.

     The Company knows of no reason why any of the nominees named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, the Proxy will be voted in accordance with the best judgment of the person named therein. The Board of Directors does not know of any matters which will be brought before the Annual Meeting other than those matters specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is intended that the person named in the enclosed form of Proxy, or his substitute(s) acting thereunder, will vote on such matter in accordance with his best judgment.


                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages, positions with the Company and its wholly-owned subsidiaries, Dasibi Environmental Corp. ("Dasibi") and Nutek, Ltd. ("Nutek"), and business experience of the directors and executive officers of the Company.

     Name                    Age              Position(s) with the Company
     ----                    ---              ----------------------------

Albert E. Gosselin,           65       President, Chief Executive Officer and
Jr. (1)(2)                             Chairman of the Board of Directors

Donald R. Ford                70       Chief Financial Officer

Barbara L. Gosselin (1)       62       Secretary and Director

Marcia A. Smith (3)           59       Director

Gary L. Dudley                60       Director

Craig E. Gosselin             38       Director

Barry Soltani                 40       Director

------------------

(1) The individuals named above hold the identical positions indicated with Dasibi.

(2)  Mr. Gosselin serves as the sole director and executive officer of Nutek.

(3)  Ms. Smith serves as a director and the Manager of Administration of Dasibi.

     All directors hold office until the next Annual Meeting of the Company's shareholders and until their successors have been elected and qualify. Officers serve at the pleasure of the Board of Directors.

Family Relationships

     Mr. Albert E. Gosselin, Jr., and Ms. Barbara L. Gosselin, husband and wife, are the parents of Mr. Craig E. Gosselin, who is an adult. Except as aforesaid, no family relationship(s) exist between or among the directors and executive officers of the Company.

Business Experience

     Set forth below is certain information regarding the directors and executive officers of the Company.

     Albert E. Gosselin, Jr., has served as the President, Chief Executive Officer and Chairman of the Board of Directors of the Company (formerly "Dasibi Environmental Corp." and "A. E. Gosselin Engineering, Inc.") and Dasibi (formerly "Baral Engineering, Inc."), corporations which he co-founded with Ms. Barbara L. Gosselin, since the organization of those corporations in December 1971 and July 1976, respectively. He also served as the President, Chief Executive Officer and Chairman of the Board of Directors of the Company's former parent corporation, a corporation also named "Pollution Research and Control
Corp." ("PRCC") which he co-founded with Ms. Gosselin under the name of "A.E. Gosselin Engineering Co.," from its inception date in 1966 through the date of its spin-off in October 1986. Mr. Gosselin also served as the President, Chief Executive Officer and Chairman of the Board of Directors of Applied Conservation Technology, Inc. ("ACT"), a former wholly-owned subsidiary of PRCC engaged in the business of providing environmental impact reports to electric utilities, from 1980 through the date of the purchase of ACT by its management from PRCC in November 1986. ACT is presently a diversified environmental consulting firm owned and managed by, among others, Mr. Gary L. Dudley, a Company director. Mr. Gosselin has served as the sole executive officer and director of Nutek, a wholly-owned subsidiary of the Company which is presently in reorganization under Chapter 11 of the U.S. Bankruptcy Reform Act. Mr. Gosselin received a Bachelor of Science in mechanical engineering from Loyola University, Los Angeles, California, in 1954. He has been a registered mechanical engineer in the State of California since 1959.

     Donald R. Ford has served as the Company's Chief Financial Officer since January 1998. Since 1958, he has been self-employed as an economist providing consulting services to companies located, primarily, in California. For the prior approximately five years, from 1953 through 1957, Mr. Ford was employed as an accountant by Price Waterhouse, Los Angeles, California. He received a Bachelor of Science Degree in finance from the University of California at Berkley in 1952.

     Barbara L. Gosselin has served as an executive officer and a director of the Company, which she co-founded with Albert E. Gosselin, Jr., in December 1971, since its inception. Ms. Gosselin has served in the office of Secretary of the Company since April 1990 and, from inception through April 1990, she served as the Company's Chief Financial Officer. Ms. Gosselin, together with Mr. Gosselin, co-founded Dasibi in July 1976 and she has served as the Secretary and a director of Dasibi since its organization. Ms. Gosselin was the co-founder in 1966, with Mr. Gosselin, of PRCC, the Company's former parent corporation, for which she served as an executive officer and a director until it was spun-off in October 1986.

     Marcia A. Smith has served as a director of the Company and Dasibi since May 1990. She has been employed as the Manager of Administration and in various other capacities with Dasibi since 1979.

     Gary L. Dudley has served as a director of the Company during the periods since June 1991 and from 1980 through January 1991, and he served as the Company's Vice President from 1979 through November 1986. Mr. Dudley also served as an executive officer and a director of PRCC, the Company's former parent corporation, from 1984 through the date of the spin-off of PRCC in October 1986. Mr. Dudley has been the President and a principal shareholder of ACT, now located in Westminster, California, a diversified environmental consulting firm formerly wholly-owned, together with the Company, by PRCC, since the purchase of ACT by its management from PRCC in November 1986. He served as ACT's Vice President from 1980 through 1986. From 1962 through 1978, Mr. Dudley was employed in various engineering-related positions by Southern California Edison Company, TRW Systems, McDonnell Douglas Corporation and North American Rockwell Corporation. He received a Bachelor of Science in engineering from California State University in 1962 and a Masters Degree in Mechanical Engineering from the University of Southern California in 1966. Mr. Dudley is a registered mechanical engineer in the State of California and a member of the Association of Environmental Professionals.

     Craig E. Gosselin has served as a director of the Company and Dasibi since October 1987. Mr. Gosselin is an attorney who has been licensed to practice law in the State of California since 1984. He has served as the Vice President and General Counsel of Vans, Inc., a publicly-held manufacturer, distributor and retailer of footwear and related accessories located in Orange, California, since July 1992. From December 1989 through June 1992, Mr. Gosselin was a partner in the law firm of Cooper & Dempsey, Los Angeles, California, which specialized in the areas of corporate and securities law and business litigation. He received a Bachelor of Business Administration from Loyola Marymount University in 1981 and a Juris Doctor from Southwestern University School of Law in 1984.

     Barry Soltani, PhD, has served as a director of the Company since April 22, 1997. Since 1989, he has served as the President and a director of PIC Computers, Ltd., Macau, a Macau company owned 50% by him and Mr. Mehrdad Etemad, each of whom is the record owner of approximately 7% of the Company's outstanding shares of Common Stock, which is engaged in the marketing, resale and wholesale distribution of computers and computer-related equipment. Since 1996, Dr. Soltani has been a financial consultant to joint ventures in China and directly involved in funding industrial development projects in China. He received a Bachelor of Business Administration degree in economics from San Diego State University in 1981, a Masters degree and a PhD in economics from the University of California, Riverside, in 1983 and 1989, respectively.


                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of August 27, 1998, regarding the ownership of the Company's Common Stock by each shareholder known by the Company to be the beneficial owner of more than five per cent of its outstanding shares of Common Stock, each director and all executive officers and directors as a group. Except as otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned. All amounts shown reflect a 1:4 reverse split in the Common Stock effective on May 15, 1998.

                                             Shares
    Name and Address of                    Beneficially            Per Cent
    Beneficial Owner (1)                     Owned               of Class (2)
    --------------------                   ------------          ------------

Albert E. and Barbara L.                   284,059 (3)               9.0%
Gosselin, Jr.

Barry Soltani                              235,000 (4)               7.1%

Mehrdad Etemad                             225,000 (5)               6.8%

Lee N. Sion                                164,125 (6)               5.3%

Gary L. Dudley                              46,250 (7)               1.5%

Marcia A. Smith                             30,295 (8)               1.0%

Craig E. Gosselin                           16,250 (9)                 *

Donald R. Ford                                   0                     *

All Executive Officers and
Directors as a Group (seven
persons)                                   611,854                  17.8%

------------------

     *Less than one per cent.

(1) The address of each of the individuals named above, except Mr. Lee N. Sion, is 506 Paula Avenue, Glendale, California 91201. Mr. Sion's address is P.O. Box 910, Glendale, California 91209.

(2) Assumes the exercise of outstanding options and warrants to purchase a total of 151,670 shares of the Company's Common Stock which are exercisable within 60 days and, when added to the total number of shares of Common Stock of the Company outstanding on August 27, 1998, constitutes 3,221,359 shares of Common Stock.

(3) Includes 73,250 shares of Common Stock issuable upon the exercise of an option owned of record by Mr. Albert E. Gosselin, Jr., exercisable within 60 days. Does not include a total of 52,283 shares of Common Stock owned of record, collectively, by Messrs. Craig E. and Keith A. Gosselin and Mesdames Cynthia L. and Jennifer S. Gosselin, the adult children of Mr. Albert E. and Ms. Barbara Gosselin, Jr., as to which Mr. and Ms. Gosselin disclaim any beneficial ownership. Mr. and Ms. Gosselin hold their securities as community property and exercise joint voting and investment power with respect thereto.

(4) Includes 225,000 shares of Series B convertible, voting Preferred Stock and 10,000 shares of Common Stock issuable upon the exercise of an option owned of record by Mr. Soltani which is exercisable within 60 days.

(5)  Represents 225,000 shares of Series B convertible, voting Preferred Stock.

(6) Includes 21,875 shares of Common Stock issuable upon the exercise of an option owned of record by Mr. Sion which is exercisable within 60 days.

(7) Includes 26,250 shares of Common stock issuable upon the exercise of options owned of record by Mr. Dudley which are exercisable within 60 days.

(8) Includes 15,000 shares of Common Stock issuable upon the exercise of an option owned of record by Ms. Smith which is exercisable within 60 days.

(9) Includes 15,000 shares of Common Stock issuable upon the exercise of an option owned of record by Mr. Craig E. Gosselin which is exercisable within 60 days. Mr. Graig E. Gosselin is the adult son of Mr. Albert E. and Ms. Barbara L. Gosselin, Jr., who disclaim any beneficial ownership of his securities.

     As of August 27, 1998, the Company had a total of 450,000 shares of Series B convertible, voting Preferred Stock in addition to an aggregate of 2,619,689 shares of Common Stock outstanding, which, collectively, total 3,069,689 shares of Common Stock entitled to vote. The outstanding shares of the Company's Common and Series B Preferred Stock will be voted together as a single class on the proposal to elect the directors identified in the section below captioned Election of Directors (Proposal Number 1 on the Proxy Card) and on the other proposals described in the Notice of Annual Meeting (Proposals Number 2 and 3 on the Proxy Card) to be considered and voted upon at the Annual Meeting. Each share of Series B Preferred Stock has one vote per share. Accordingly, Messrs. Soltani and Etemad, the record owners of an aggregate of 450,000 outstanding shares of Series B Preferred Stock, have a total of 450,000 votes, collectively, to be cast regarding the three proposals to be considered and acted upon at the Annual Meeting. The aggregate of 450,000 votes to be cast by Messrs. Soltani and Etemad represents approximately 13.9% of the total number of votes to be cast by the holders of all of the shares of the Company's common and preferred stock issued and outstanding, voting together as a single class.


                              CERTAIN TRANSACTIONS

     On May 8, 1998, the Company issued an aggregate of 100,000 and 20,000 shares of Series A Preferred Stock to each of Messrs. Albert E. Gosselin, Jr., and Gary L. Dudley, executive officers and/or directors of the Company, respectively, in consideration for the amounts of $50,000 and $10,000 in cash, respectively. Each share of Series A Convertible Preferred Stock was converted on July 30, 1998, into one share of Common Stock.

     The Company issued a total of 225,000 shares of Series B Preferred Stock to each of Dr. Barry Soltani and Mr. Mehrdad Etemad on June 24, 1998, in
consideration for the sale to the Company of a building comprised of approximately 2,400 square feet known as the "Macau Technician Service Office Center" located at Units E and F, Iau Luen Building, #15 Rua Ferreira, Do
Amaral, Macau, valued by the Company's Board of Directors at approximately $800,000. The building has been leased to PIC Computers, Ltd., a Macau corporation owned by Dr. Soltani and Mr. Etemad, pursuant to a "triple net" lease agreement for a period of five years at a rental rate of approximately $8,000 per month. Each share of Series B Preferred Stock is convertible into one share of Common Stock on or subsequent to December 31, 1998.


                             EXECUTIVE COMPENSATION

Executive Compensation

     The following table sets forth the total cash and non-cash compensation paid by the Company for the fiscal years ended December 31, 1995, 1996 and 1997, to the Company's President and Chief Executive Officer, who was the only executive officer of the Company whose aggregate cash compensation exceeded $100,000 for the 1997 fiscal year.



                           SUMMARY COMPENSATION TABLE

                                                                Long Term Compensation
                                       Annual Compensation              Awards
        Name and                                                 Securities Underlying
    Principal Position        Year          Salary                 Options/SARs (#)
    ------------------        ----          ------              -----------------------
Albert E. Gosselin, Jr.        1997        $151,000                       -
President, Chief Execu-        1996         211,925                     13,750*
tive Officer and Chair-        1995         196,638                       -
man of the Board


------------------

     *Represents shares of Common Stock underlying options exercisable at an exercise price of $4.40 per share, the fair market value of the Common Stock on the date of grant.

     The following table sets forth certain information concerning exercise(s) of stock options (or tandem SARs) and freestanding SARs by the Company's President and Chief Executive Officer during the fiscal year ended December 31, 1997.

              Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                            Number of
                                                             Securities             Value of
                                                             Underlying            Unexercised
                                                            Unexercised            In-the-Money
                                                           Options/SARs at       Options/SARs at
                                                             FY-End (#)             FY-end ($)

                Shares Acquired                             Exercisable/           Exercisable/
   Name         on Exercise (#)     Value Realized ($)      Unexercisable          Unexercisable
----------     -----------------    ------------------      -------------          -------------
Albert E.            -                   $ -                 - /13,750               $ -/$ -
Gosselin, Jr.

     The Company does not provide officers or employees with pension, stock appreciation rights, long-term incentive or other plans.

Compensation of Directors

     Directors do not receive compensation pursuant to any standard arrangement for their services as directors.

Employment Agreement

     The Company has an employment agreement with Mr. Albert E. Gosselin, Jr., the President, Principal Executive Officer and Chairman of the Board of Directors of the Company. Mr. Gosselin's employment agreement (the "Agreement") was first approved by the Board of Directors on July 30, 1987, and has since been extended through August 31, 1999. The Agreement, as extended, provides for the payment to Mr. Gosselin of a base salary of $200,000, $210,000 and $220,000 during the one-year periods ended August 31, 1997, 1998 and 1999, respectively. The Agreement further obligates the Company to permit Mr. Gosselin to participate in the Company's Group Medical Plan and any other health, life insurance, group medical, disability income insurance and/or stock option plan adopted by the Company. Under the Agreement, Mr. Gosselin's salary continues in the event of his disability and for two years after his death. He is also entitled to a lump sum severance payment equivalent to 2.99 times his current salary in the event of his termination as President or Chief Executive Officer within eighteen months after a "change of control" of the Company, including, among other events, certain types of mergers and other business combinations, material changes in the composition of the Board of Directors or the beneficial ownership of the Common Stock, the sale of substantially all of the Company's assets or securities and the material downsizing or dissolution of the Company. If such an event occurs during fiscal 1998, Mr. Gosselin would be entitled to receive $657,800 as a severance payment.

     The Company has an employment agreement (the "Smith Agreement") with Ms. Marcia A. Smith, Dasibi's Manager of Administration, which commenced on June 9, 1997, and continues through August 31, 1999. The Smith Agreement provides for the payment to Ms. Smith of a base salary of $72,300 during each one-year period ended July 20, 1997, 1998 and 1999, and annual salary increases in the discretion of the Company's Board of Directors. Pursuant to the Smith Agreement, Ms. Smith is required to be reimbursed by the Company for her expenses incurred in connection with the performance of her responsibilities and she is permitted to participate in the Company's Group Medical Plan and any other Company health, life insurance, group medical, disability income insurance and/or stock option plan. Under the Smith Agreement, Ms. Smith's salary continues in the event of her disability and for six months after her death. She is also entitled to a lump sum severance payment equivalent to 2.99 times her current salary in the event of her termination within eighteen months after a "change of control" of the Company, as defined in the Company's employment agreement with Mr. Gosselin described hereinabove. She would be entitled to receive a severance payment in the amount of $216,177 if such an event occurred during fiscal 1998.


                              ELECTION OF DIRECTORS
                        (Proposal Number 1 on Proxy Card)

     The Company's Amended and Restated By-Laws provide that the business and affairs of the Company shall be managed and all corporate powers shall be exercised by or under the direction of a Board of Directors of not less than three nor more than nine members, and that the Board's size shall be fixed from time to time by the Board of Directors. The Company currently has six directors and, at the Annual Meeting, it is proposed that six (6) directors be elected, each to serve until the next Annual Meeting and until his or her successor has been duly elected and qualified, by the holders of the shares of the Company's Common and Preferred Stock issued and outstanding, voting together as a single class. To be elected, unless cumulative voting is invoked, each director must receive a majority of the votes cast at the Annual Meeting. All directors serve until the next Annual Meeting of the Company's shareholders and until their successors are duly elected and qualified. Each outstanding share of common and preferred stock entitles the holder thereof to one vote with respect to the election of each of the six directors.

     The enclosed form of Proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD." If you wish your shares to be voted for one or more nominees and not others, check the box marked "FOR" and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by drawing a line through the name(s) of such nominee(s). If you withhold authority to vote your shares, such vote will be treated as an abstention and, accordingly, your shares will neither be voted for or against a director, but will be counted for purposes of determining whether a quorum of shares is present or represented by Proxy at the Annual Meeting.

     It is intended that, if no contrary specification is made, the persons named in the Proxy card will vote for the election of the following six nominees: Mr. Albert E. Gosselin, Jr., Mr. Gary L. Dudley, Ms. Barbara L. Gosselin, Ms. Marcia A. Smith, Mr. Craig E. Gosselin and Dr. Barry Soltani. All of the nominees are presently serving as directors of the Company and Mr. Albert
E.  Gosselin,  Jr., and Ms.  Barbara L.  Gosselin are  presently  serving in the positions of President/Chief Executive Officer/Chairman of the Board of Directors and Secretary, respectively, of the Company. All of the nominees were previously elected by the shareholders.

     The enclosed Proxy, if properly signed and returned, will be voted for the election of the six nominees named above, unless authority to vote is withheld. The Board of Directors believes that all of the nominees will be available and able to serve as directors, but if any of these persons should decline election or should by reason of any unexpected occurrence be unable to serve, the persons named in the Proxy card may exercise discretionary authority to vote for a substitute or substitutes.

Vote Required and Recommendation

     Unless cumulative voting is invoked, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to elect each nominee to serve on the Board of Directors of the Company. If cumulative voting is invoked, the six candidates receiving the highest number of votes shall be elected. The Board of Directors of the Company unanimously recommends that the shareholders vote in favor of the six (6) nominees, including Mr. Albert E. Gosselin, Jr., Mr. Gary
L. Dudley, Ms. Barbara L. Gosselin, Ms. Marcia A. Smith, Mr. Craig E. Gosselin and Dr. Barry Soltani.

                               REVERSE STOCK SPLIT
                        (Proposal Number 2 on Proxy Card)

     The Board of Directors unanimously approved, subject to the approval of the shareholders solicited hereby, a proposal to amend the Company's Articles of Incorporation to reflect a reverse split of the Company's issued and outstanding shares of Common Stock on May 15, 1998, on the basis of the conversion of each four (4) shares of Common Stock then issued and outstanding into one (1) share of Common Stock (the "Reverse Stock Split"). The approval of the Reverse Stock Split by the Company's Board of Directors was further conditioned upon the authorization of the Company to take the necessary action to reverse the transaction in the event of the failure of the requisite number of shareholders of the Company to vote in favor of the filing of the Amendment to reflect the Recapitalization through the Reverse Stock Split. That is, in the event that the Company's shareholders fail to approve the Recapitalization through the Reverse Stock Split at the Annual Meeting, then, and in that event, the Board of Directors has authorized the Company to nullify and reverse the transaction such that the 2,168,433 shares of Common Stock which would have been outstanding if the Reverse Stock Split had been approved, would revert for all purposes to the 8,673,732 shares of Common Stock of the Company which were issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split on May 15, 1998.

     The number of shares of capital stock authorized by the Articles of Incorporation and the no par value of the Company's authorized capital stock will not change as a result of the Reverse Stock Split. Effective on May 15, 1998 (the "Effective Date"), each four issued and outstanding shares (whether outstanding or held as treasury stock) of the Company's Common Stock, no par value per share (the "Old Common Stock"), were thereupon combined into and reclassified as one share of Common Stock, no par value per share (the "New Common Stock"). Accordingly, each stock certificate which, prior to the Effective Date, represented shares of Old Common Stock, represented the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were combined upon the Effective Date. The Company shall arrange for the disposition of fractional shares on behalf of those record holders of Old Common Stock at the close of business on the Effective Date who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split.

Background and Reasons For the Reverse Stock Split

     On May 6, 1998, the Board of Directors voted in favor of the Reverse Stock Split and directed that the Reverse Stock Split be placed on the agenda for consideration by shareholders at the Annual Meeting. The Board of Directors believes that the per share price of the Company's Common Stock prior to May 15, 1998, negatively impacted the marketability of the existing shares, the amount and percentage of transaction costs paid by individual shareholders and the potential ability of the Company to raise capital by issuing new shares. The Company believes that the reasons summarized below largely account for such effects.

     Most brokerage firms do not permit lower-priced securities to be purchased on margin or used as collateral for margin accounts. Certain policies and practices of the securities industry, such as time-consuming procedures that make the handling of lower-priced securities economically unattractive, may tend to discourage individual brokers within those firms from dealing in lower-priced securities. Moreover, the brokerage commission on the purchase or sale of a lower-priced stock may represent a higher percentage of the price than the brokerage commission on a higher-priced stock. For the foregoing, among other, reasons, many brokerage firms and institutional investors are reluctant to recommend lower-priced securities to their clients or to hold them in their own portfolios. For these reasons, the Board of Directors of the Company believes that the low per share price of the Company's Common Stock prior to the Effective Date had the effect of limiting the effective marketability of the Common Stock and other negative consequences for the Company and its shareholders.

     The Board of Directors believes that the decrease in the number of shares of Common Stock issued and outstanding and the resulting increased price level as a consequence of the Reverse Stock Split will encourage greater interest in the Common Stock by the financial community and investing public. THERE CAN BE NO ASSURANCE, HOWEVER, THAT THE FOREGOING EFFECTS WILL CONTINUE; THAT THE INCREASE IN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK IMMEDIATELY FOLLOWING THE REVERSE STOCK SPLIT WILL BE SUSTAINED; OR THAT THE MARKET PRICE WILL BE MAINTAINED AT A PRICE APPROXIMATING FOUR TIMES THE MARKET PRICE PRIOR TO THE REVERSE STOCK SPLIT.

     No dissenting shareholder rights exist under California law or under the Company's Articles of Incorporation or Bylaws in connection with the Reverse Stock Split, with the exception of a shareholder whose total number of shares of Common Stock will be reduced to a fraction of one share as a result of the Reverse Stock Split. The Company does not anticipate that the total holdings of any shareholder will be reduced to a fraction of a share as a result of the Reverse Stock Split.

Effects of the Reverse Stock Split

     General Effects. As a result of the Reverse Stock Split, the number of issued and outstanding shares of Common Stock of the Company was reduced from 8,673,732 shares to approximately 2,168,433 shares, based upon the total number of issued and outstanding shares of the Company's Common Stock as of May 15, 1998. In order to avoid the expense and inconvenience of issuing and transferring fractional shares of New Common Stock, the Company will pay cash to shareholders who would otherwise be entitled to receive a fractional share of New Common Stock ("Fractional Shareholders") in lieu of issuing them a fractional share of New Common Stock. (See the subsection captioned "Exchange of Shares and Payment in Lieu of Issuance of Fractional Shares" below.) Please note that the Reverse Stock Split will not change a shareholder's proportionate equity interest in the Company, except that which may result from the elimination of a fractional share.

     Effect on Market for Common Stock. On May 15, 1998, the closing sale price of the Common Stock was $.375 per share. By decreasing the number of shares of the Company's Common Stock issued and outstanding without altering the aggregate economic interest in the Company represented by such shares, the Board of Directors believes that the increase in the market price of the Common Stock will be maintained over time at a more appropriate price; however, there can be no assurance that this will occur. The New Common Stock will continue to be traded over-the-counter on the electronic Bulletin Board under the symbol "PRCC." The Company plans to seek listing of the New Common Stock on the NASDAQ SmallCap MarketSM at such time, if ever, as the market price of the New Common Stock reaches the threshold required for such listing and other requirements are satisfied.

     Effect on Outstanding Options, Warrants and Convertible Securities. As of August 27, 1998, the Company had options and warrants exercisable to purchase a total of 151,670 shares of Common Stock, after giving effect to the Reverse Stock Split effective May 15, 1998. Additionally, the Company has an aggregate of 450,000 shares of Series B Preferred Stock outstanding, each of which shares of Series B Preferred Stock is convertible into one share of Common Stock authorized for issuance. The Company may issue additional shares of preferred stock or other convertible securities or grant options or warrants exercisable to purchase shares of Common Stock on or prior to the date of the Annual Meeting on October 15, 1998. As of May 15, 1998, the Board of Directors made a proportional downward adjustment in the number of shares of Common Stock subject to such outstanding options, warrants and convertible securities and a corresponding upward adjustment in the per share exercise or conversion price to reflect the Reverse Stock Split.

     Changes in Shareholders' Equity. Because the Company's Common Stock has no par value, its stated capital consists of the aggregate value of cash or other consideration received by the Company upon the issuance of all currently issued and outstanding shares of Common Stock. Although the Common Stock remains without par value following the Reverse Stock Split, the Company's stated capital decreased because the number of shares of the Company's Common Stock issued and outstanding was reduced as a result of the Reverse Stock Split.

Federal Income Tax Consequences

     The following is a summary of the material anticipated Federal income tax consequences of the Reverse Stock Split to shareholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion in this summary.

     This summary is provided for general information only and does not purport to address all aspects of the possible Federal income tax consequences of the Reverse Stock Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, and without limiting the foregoing, this summary does not consider the Federal income tax consequences to shareholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequence of the Reverse Stock Split under any state, local or foreign tax laws. As a result, it is the responsibility of each shareholder to obtain and rely on advice from his or her personal tax advisor as to: (i) the effect on his or her personal tax situation of the Reverse Stock Split, including the application and effect of state, local and foreign income and other tax laws; (ii) the effect of possible changes in judicial or administrative interpretations of existing legislation and Regulations, as well as possible future legislation and Regulations; and (iii) the reporting of information required in connection with the Reverse Stock Split on his or her own tax returns. It will be the responsibility of each shareholder to prepare and file all appropriate Federal, state and local tax returns.

     No ruling from the Internal Revenue Service (the "Service") or opinion of counsel will be obtained regarding the Federal income tax consequences to the shareholders of the Company as a result of the Reverse Stock Split. ACCORDINGLY, EACH SHAREHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     The following discussion describes certain Federal income tax consequences of the proposed Reverse Stock Split to shareholders of the Company who are citizens or residents of the United States. The following discussion assumes that the Company, as agent for holders of rights to receive scrip, will hold and combine all scrip into full shares of the Company's Common Stock, sell such shares of Common Stock either in the open market or privately (at prices related to prevailing market prices at the time of sale) and distribute the proceeds therefrom to holders of rights to receive scrip (the "Scrip Sale"). In general, the Federal income tax consequences of the proposed Reverse Stock Split will vary among shareholders depending upon whether they receive (i) solely cash for rights to receive scrip as a result of the Scrip Sale, (ii) solely new certificates or (iii) new certificates plus cash for rights to receive scrip as a result of the scrip sale, in exchange for old certificates. In addition, the actual consequences for each shareholder will be governed by the specific facts and circumstances pertaining to his or her acquisition and ownership of the Common Stock. However, the Company believes that because the proposed Reverse Stock Split is not a part of a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the Company, the Reverse Stock Split probably will have the following Federal income tax effects:

     (i) A shareholder who owns fewer than four (4) shares of Common Stock before the Reverse Stock Split, and who therefore receives only cash for a right to receive scrip as a result of the Reverse Stock Split, will be treated as having sold his or her shares of Common Stock represented by old certificates and will recognize gain to the extent that the cash received exceeds his or her basis in such Common Stock. If the shares are a capital asset in the hands of the shareholder, then the gain will be taxed either as a long-term or a short-term capital gain depending on whether the shares were held for more than one year. If the shareholder's basis in the shares is greater than the cash received, and if the shares are a capital asset in the hands of the shareholder, the shareholder will recognize a long-term or a short-term capital loss.

     (ii) A shareholder who holds four (4) or more shares of Common Stock and whose shares are evenly divisible by four before the Reverse Stock Split (i.e., a shareholder who is entitled to receive solely new certificates), will not recognize gain or loss on the exchange. In the aggregate, the shareholder's basis in the shares of Common Stock represented by new certificates will equal his or her basis in the shares of Common Stock represented by old certificates.

     (iii) A shareholder who holds four (4) or more shares of Common Stock and whose shares are not evenly divisible by four before the Reverse Stock Split (i.e., a shareholder who is entitled to receive both new certificates and cash for a right to receive scrip, in exchange for his old certificates), will not recognize gain or loss on the exchange of old certificates for new certificates. In the aggregate, the shareholder's basis in the shares of Common Stock represented by new certificates will equal his basis in the highest number of shares of Common Stock represented by old certificates that were evenly divisible by four. A shareholder will be treated as having sold the shares not evenly divisible by four, and will recognize gain to the extent the cash received exceeds the shareholder's basis in the shares. If the shares are a capital asset in the hands of the shareholder, then the gain will be taxed either as a long-term or a short-term capital gain depending on whether the shares were held for more than one year. If the shareholder's basis in the shares is greater than the cash received, then no gain or loss will be recognized, and the shareholder's basis in the shares of Common Stock represented by new certificates will equal the shareholder's basis in the shares of Common Stock represented by old certificates less the amount of cash received.

     The Reverse Stock Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986 and the Company will not recognize any gain or loss as a result of the Reverse Stock Split.

Exchange of Shares and Payment in Lieu of Issuance of Fractional Shares

     Subsequent to the date of the Annual Meeting, provided that the Company' shareholders authorize the Amendment to the Company' Articles of Incorporation, as amended, to reflect the Recapitalization through the Reverse Stock Split, the Company will mail to each shareholder a letter of transmittal. A shareholder will be able to receive his or her shares of New Common Stock and, if applicable, cash in lieu of a fractional share of New Common Stock only by transmitting to Oxford Transfer, Inc., Portland, Oregon, the transfer agent and registrar (the "Transfer Agent") for the Company's Common Stock, such shareholder's stock certificate(s) evidencing shares of Old Common Stock issued and outstanding prior to the Effective Date of the Reverse Stock Split, together with the properly completed and executed letter of transmittal and such evidence of ownership of such shares of Old Common Stock as the Company may require. Shareholders will not receive certificates for shares of New Common Stock unless and until the certificate(s) representing their shares of Old Common Stock issued and outstanding prior to the Reverse Stock Split are surrendered. Shareholders should not forward their certificate(s) to the Company's Transfer Agent until they have received the letter of transmittal, and should surrender their certificate(s) only with such letter of transmittal.

     No scrip or fractional share certificates for New Common Stock will be issued in connection with the Reverse Stock Split. The Board of Directors has authorized the Company's executive officers to pay to the Transfer Agent an amount of cash equivalent to the prevailing per share price of New Common Stock as of the Effective Date, multiplied by the total number of fractional shares of Common Stock which would result from the Reverse Stock Split, plus a transaction fee charged by the Transfer Agent for preparing a check to each Fractional Shareholder. The Company estimates that the total payments arising from payments to Fractional Shareholders in lieu of issuing fractional shares (including transaction fees) will be less than Ten Thousand Dollars ($10,000.00). A payment in lieu of a fractional share of New Common Stock will be made to a Fractional Shareholder promptly after receipt of a properly completed letter of transmittal and a stock certificate(s) representing all of his or her shares of Old Common Stock outstanding prior to the Effective Date of the Reverse Stock Split.

     Each  shareholder  will be  responsible  for paying a total  service fee of approximately Fifteen Dollars ($15.00) upon the surrender of his or her stock certificate(s) in exchange for New Common Stock certificate(s). However, as noted above, as of the Effective Date of the Reverse Stock Split, each four issued and outstanding shares (whether outstanding or held as treasury stock) of the Company's Common Stock, no par value per share (the "Old Common Stock"), were automatically (i.e., without shareholder action) combined into and reclassified as one share of Common Stock, no par value per share (the "New Common Stock"). Thus, each stock certificate which, prior to the Effective Date of the Reverse Stock Split, represented shares of Old Common Stock, represents the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were combined upon the Effective Date.

Vote Required and Recommendation

     The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. The Board of Directors of the Company unanimously recommends that the shareholders vote in favor of authorization of the Reverse Stock Split.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT
                        (Proposal Number 3 on Proxy Card)

     The Company engaged the independent accounting firm of AJ. Robbins, P.C. ("AJ. Robbins"), Denver, Colorado, to audit the Company's financial statements commencing with the Company's fiscal year ended December 31, 1996. The Board of Directors of the Company appointed AJ. Robbins as the independent accountant for the Company for the fiscal years ended December 31, 1996 and 1997, and has appointed the firm to continue as the Company's independent accountant for the current fiscal year ending December 31, 1998. It is not anticipated that a representative of AJ. Robbins will be present at the Annual Meeting to respond to questions or make a statement.

Vote Required and Recommendation

     The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. The Board of Directors unanimously recommends that the shareholders vote in favor of ratification of the appointment of AJ. Robbins to serve as the Company's independent accountant for the current fiscal year ending December 31, 1998.


                      REPORTS UNDER FEDERAL SECURITIES LAWS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's executive officers and directors and persons who own more than ten per cent of a registered Series of the Company's securities file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten per cent shareholders are required by Commission regulation to furnish the Company with copies of all forms filed pursuant to
Section 16(a) of the Exchange Act. Based on a review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 4 or Forms 5 were required for those persons, the Company believes that during the year ended December 31, 1997, its executive officers, directors and ten per cent beneficial owners were in compliance with the applicable requirements of Section 16(a) of the Exchange Act.


                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors of the Company is unaware of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. However, if other proper matters shall come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed Proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.


                              SHAREHOLDER PROPOSALS

     Any proposal by a shareholder intended to be presented at the 1999 Annual Meeting must be received at the offices of the Company, 506 Paula Avenue, Glendale, California, 91201, not later than December 22, 1998, in order to be included in the Company's Proxy Statement and Proxy relating to that Annual Meeting.

                                     By Order of the Board of Directors,


                                     Barbara L. Gosselin
                                     Secretary

                      POLLUTION RESEARCH AND CONTROL CORP.

                                      PROXY

Meeting of Shareholders                               Solicited on Behalf of the
October 15, 1998                                       Board of Directors

The undersigned shareholder of Pollution Research and Control Corp. (the "Company"), revoking all prior proxies, hereby appoints Albert E. Gosselin, Jr., as the true and lawful proxy and attorney-in-fact of the undersigned, with full power of substitution, to vote in the name of the undersigned all shares of the common stock, no par value per share (the "Common Stock"), of the Company which the undersigned is entitled to vote at the Annual Meeting of the Shareholders (the "Annual Meeting") of the Company to be held on Thursday, October 15, 1998, at 9:00 a.m., Pacific Daylight Time, at the Best Western Golden Key Motel, 123 West Colorado Street, Glendale, California, and at any and all adjournments of said meeting. Said proxy and attorney-in-fact is directed to vote or refrain from voting as indicated below upon the following matters, and otherwise in his discretion:

1.       FOR [  ]                   WITHHOLD AUTHORITY FOR [  ]

The election of the following six (6) directors to the Company's Board of Directors to hold office until the next Annual Meeting or until their successors shall have been elected and qualified:

(i)   Albert E. Gosselin, Jr.   (iii)  Gary L. Dudley        (v)   Marcia Smith
(ii)  Barbara L. Gosselin        (iv)  Craig E. Gosselin    (vi)  Barry Soltani

(Instructions: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below)



2.       FOR [  ]             AGAINST [  ]                 ABSTAIN   [  ]

Authorize an amendment to the Company's Articles of Incorporation, as amended, to effect a recapitalization through a one-for-four reverse stock split pursuant to which every four shares of common stock, no par value per share (the "Common Stock"), of the Company outstanding on May 15, 1998, were converted into one share of Common Stock.

3.       FOR [  ]            AGAINST [  ]                  ABSTAIN  [  ]

Ratify the appointment of AJ. Robbins, P.C., as the independent accountant for the Company for the fiscal year ending December 31, 1998.

4.       FOR [  ]            AGAINST [  ]                  ABSTAIN  [  ]


In their discretion, upon any other matters as may properly come before the Annual Meeting or any adjournment thereof.

--------------------------------                    -------------------------
  Signature of Shareholder                                   Date

This proxy will be voted in accordance with the specific indication. In the absence of such indication, this proxy will be voted FOR each of the nominees and proposals listed above.